Exhibit 99.1

The Hanover Reports First Quarter Net Income and

Operating Income of $1.57 and $1.95 per Diluted Share, Respectively;

First Quarter Combined Ratio of 96.9%; Combined Ratio Excluding Catastrophes of 91.3%;

Operating Return on Equity of 11.8%

WORCESTER, Mass., May 2, 2018 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $67.7 million, or $1.57 per diluted share, in the first quarter of 2018, compared to $45.2 million, or $1.05 per diluted share, in the prior-year quarter.  Operating income(1) was $84.0 million, or $1.95 per diluted share, for the first quarter of 2018, compared to operating income of $40.8 million, or $0.95 per diluted share, in the prior-year quarter.  The difference between net and operating income in the first quarter of 2018 was primarily due to the decline in fair value of equity securities of $23.0 million, which is recognized in net income following a new accounting standard effective January 1, 2018.

First Quarter Highlights

•	Combined ratio of 96.9%, including 5.6 points of catastrophe losses and 0.7 points of favorable prior-year development
•	Catastrophe losses of $71.2 million, or 5.6 points of the combined ratio, driven primarily by winter weather events in the Northeast and Midwest in January and March, in the domestic business
•	Combined ratio, excluding catastrophes(2), of 91.3%, an improvement of 1.1 points over the prior-year quarter
•	Net premiums written increased 6.6%, driven by strong growth in Personal and Commercial Lines
•	Net investment income of $82.9 million, up 16.6% from the prior-year quarter, aided by growth in partnership income and higher operating cashflows
•	Book value per share of $68.56, down 2.9% from December 31, 2017, primarily due to change in fair value of the fixed income portfolio due to interest rate movements, partially offset by earnings
	Three months ended
	March 31
($ in millions, except per share data)	2018	2017
Net premiums written	$1,264.6	$1,186.8
Operating income	84.0	40.8
per diluted share	1.95.	0.95
Net income	67.7	45.2
per diluted share	1.57.	1.05
Net investment income	82.9	71.1
Book value per share	$68.56.	$68.44
Ending shares outstanding	42.5	42.6
Combined ratio	96.9%	99.5%
Prior year development ratio	(0.7)%	(0.2)%
Catastrophe ratio	5.6%	7.1%
Combined ratio, excluding catastrophes	91.3%	92.4%
Current accident year combined ratio, excluding catastrophes(3)	92.0%	92.6%

(1) See information about this and other non-GAAP measures and definitions used throughout this press release on the final pages of this document.

“We are off to a strong start to the year,” said John C. Roche, president and chief executive officer at The Hanover.  “We are very satisfied with our overall operating earnings per share of $1.95 in the quarter, despite elevated catastrophe losses in our domestic business.  Our domestic business delivered solid growth, at 8%, and improved underlying results, as demonstrated by our domestic ex-cat combined ratio of 90.4%. Chaucer once again delivered strong results, continuing to demonstrate an impressive ability to navigate the dynamic market conditions at Lloyd’s.”

Roche also noted that the company is making progress in the early stages of its review of strategic alternatives for Chaucer. “We feel good about where we are in the process,” said Roche. “We have good and viable options, including a sale or retaining and continuing to manage the development of this valuable business. We are exploring alternatives for Chaucer from a position of strength, with both our domestic and international businesses performing well and providing strong prospects going forward.”

“Our first quarter results demonstrate strong underwriting discipline, as well as continued execution of our business strategy, as highlighted by our nearly 12% operating ROE(4) during the quarter,” said Jeffrey M. Farber, executive vice president and chief financial officer. “We delivered improved underlying loss and LAE ratios in both Personal and Commercial Lines, and we are satisfied with Chaucer’s stable loss performance. Our results also reflect our increased financial rigor, demonstrated by our thoughtful capital management actions, as well as continued expense discipline, which resulted in a meaningful improvement in the domestic expense ratio.”

First Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $61.5 million, compared to $37.4 million in the first quarter of 2017.  The Commercial Lines combined ratio was 97.2%, compared to 100.2% in the prior-year quarter.  Catastrophe losses were $38.0 million, or 6.0 points of the combined ratio, compared to $36.4 million, or 6.2 points of the combined ratio, in the prior-year quarter.  First quarter 2018 results included $1.6 million, or 0.3 points, of favorable prior-year reserve development compared to a de minimis level of prior-year reserve development in the first quarter of 2017.

Commercial Lines current accident year combined ratio, excluding catastrophe losses, improved by 2.5 points to 91.5%, from 94.0% in the prior-year quarter, driven by both the loss and LAE and expense ratios.

The current accident year loss and LAE ratio, excluding catastrophes(5), decreased 1.4 points to 56.2% with improvements in all lines, primarily as a result of a more normal large loss experience, compared to elevated large losses in the prior-year quarter.

The expense ratio improved by 1.1 points in the first quarter of 2018, driven by expense savings actions executed at the end of the second quarter of 2017, as well as fixed cost leverage from continued premium growth.

Net premiums written were $671.9 million in the quarter, up 7.5% from the prior-year quarter, driven by continued pricing increases and strong retention, as well as the favorable impact of reinstatement premiums. Core commercial(6)  business price increases averaged 3.8% for the first quarter.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three months ended
	March 31
($ in millions)	2018	2017
Net premiums written	$671.9	$625.3
Net premiums earned	629.0	588.3
Operating income before taxes	61.5	37.4
Loss and LAE ratio	61.9%	63.8%
Expense ratio(7)	35.3%	36.4%
Combined ratio	97.2%	100.2%
Prior year development ratio	(0.3)%	-
Catastrophe ratio	6.0%	6.2%
Combined ratio, excluding catastrophes	91.2%	94.0%
Current accident year combined ratio, excluding catastrophes	91.5%	94.0%

Personal Lines

Personal Lines operating income before taxes was $34.4 million in the quarter, compared to $9.9 million in the first quarter of 2017. The Personal Lines combined ratio was 95.8%, compared to 101.6% in the prior-year quarter.  Catastrophe losses were $27.5 million, or 6.7 points of the combined ratio, compared to $40.4 million, or 10.6 points, in the prior-year quarter.  First quarter 2018 results included $1.6 million, or 0.4 points, of net unfavorable prior-year reserve development, mainly attributable to property loss activity from late December winter weather.

Personal Lines current accident year combined ratio, excluding catastrophe losses, improved by 2.3 points to 88.7%, from 91.0% in the prior-year quarter, driven by both the loss and LAE and expense ratios.

Improvement in the Personal Lines current accident year loss and LAE ratio, excluding catastrophes, in the first quarter is mainly due to lower than usual non-catastrophe losses in homeowners.

The expense ratio improved by 0.9 points in the first quarter of 2018, driven by fixed cost leverage from continued premium growth and expense savings actions executed at the end of the second quarter of 2017.

Net premiums written were $396.8 million in the quarter, up 9.6% from the prior-year quarter, due to higher renewal premium, driven by rate increases and improved retention, as well as new business growth. Personal Lines average rate increases in the first quarter of 2018 were approximately 4.7%.

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three months ended
	March 31
($ in millions)	2018	2017
Net premiums written	$396.8	$362.1
Net premiums earned	413.5	381.8
Operating income before taxes	34.4	9.9
Loss and LAE ratio	67.9%	72.8%
Expense ratio	27.9%	28.8%
Combined ratio	95.8%	101.6%
Prior year development ratio	0.4%	-
Catastrophe ratio	6.7%	10.6%
Combined ratio, excluding catastrophes	89.1%	91.0%
Current accident year combined ratio, excluding catastrophes	88.7%	91.0%

Chaucer

Chaucer’s operating income before taxes was $22.9 million in the quarter, compared to operating income before taxes of $24.9 million in the first quarter of 2017.  Chaucer’s combined ratio was 97.2%, compared to 93.5% in the prior-year quarter driven by an increase in the current accident year loss and LAE and expense ratios.  Catastrophe losses were $5.7 million, or 2.6 points, in the first quarter of 2018, compared to $7.3 million, or 3.5 points in the first quarter of 2017.

First quarter 2018 results also reflected net favorable prior-year reserve development of $8.7 million, or 3.9 points of the combined ratio, compared to $2.3 million, or 1.1 points, in the first quarter of 2017.

Chaucer’s current accident year combined ratio, excluding catastrophe losses, was 98.5% in the first quarter of 2018, compared to 91.1% in the prior-year quarter.

The first quarter 2018 expense ratio increased by 5.1 points, due to foreign exchange movements as well as higher brokerage expenses related to mix change and higher quota share utilization.

The current accident year loss and LAE ratio increased 2.3 points compared to the first quarter of 2017, driven by lower than usual large loss experience in the prior-year quarter.

Net premiums written were $195.9 million in the quarter, down 1.8% from the prior-year quarter, driven by increases in ceded reinsurance premiums, reflecting increased reinsurance utilization.

The following table summarizes premiums and the components of the combined ratio in the Chaucer segment:

	Three months ended
	March 31
($ in millions)	2018	2017
Net premiums written	$195.9	$199.4
Net premiums earned	221.1	211.2
Operating income before taxes	22.9	24.9
Loss and LAE ratio	52.0%	53.4%
Expense ratio	45.2%	40.1%
Combined ratio	97.2%	93.5%
Prior year development ratio	(3.9)%	(1.1)%
Catastrophe ratio	2.6%	3.5%
Combined ratio, excluding catastrophes	94.6%	90.0%
Current accident year combined ratio, excluding catastrophes	98.5%	91.1%

Investments

Net investment income was $82.9 million for the first quarter of 2018, compared to $71.1 million in the prior-year quarter. The increase was primarily due to additional income from private equity partnerships and higher operating cash flows. Net investment income also benefitted from additional income on certain reinsurance contracts subject to deposit accounting. These increases were partially offset by the cumulative impact of lower new money yields. The average pre-tax earned yield on fixed maturities was 3.31% and 3.38% for the quarters ended March 31, 2018 and 2017, respectively. Total pre-tax earned yield on the investment portfolio for the quarter ended March 31, 2018 was 3.46%, up from the prior-year quarter yield of 3.28%.

In the first quarter of 2018, net realized and unrealized investment losses recognized in earnings were $23.4 million primarily due to changes in the fair value of equity securities during the period. Effective January 1, 2018, the company implemented accounting standards update ASU 2016-01, which requires that changes in the fair value of equity securities be recognized through net income rather than through accumulated other comprehensive income (“AOCI”). Net realized investment losses for the quarter also included $0.7 million of impairment charges. In the first quarter of 2017, net realized investment gains were $1.9 million, which included $1.4 million of impairment charges.

The company held $9.3 billion in cash and invested assets on March 31, 2018. Fixed maturities and cash represented 86% of the investment portfolio. Approximately 95% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized losses on the fixed maturity portfolio during the first quarter of 2018 were $61.0 million before taxes, a decline in fair value of $151.9 million since December 31, 2017. This change was due to an increase in prevailing interest rates and widening of credit spreads. AOCI also declined $146.5 million in the quarter due to the reclassification of net unrealized gains on equity securities and other investments to retained earnings upon the adoption of the aforementioned accounting standards update, which had no impact on shareholders' equity.

Capitalization, Shareholders’ Equity and Other Items

Book value per share of $68.56 decreased 2.9% from December 31, 2017, primarily due to the decline in the fair value of the fixed maturity portfolio, partially offset by core earnings accretion.

During the quarter, the company repurchased approximately 124,000 shares of common stock for $13.6 million, at an average price of $110.12 per share.  On March 31, 2018, the company had approximately $133 million of remaining capacity under its existing $900 million share repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss its first quarter results on Thursday, May 3, at 10:00 a.m. Eastern Time.  A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover website.  Interested investors and others can listen to the call and access the presentation through The Hanover's website, located at www.hanover.com, in the “Investors” section. Investors may access the conference call by dialing 1-800-708-4540 in the U.S. and 1-847-619-6397 internationally. The conference code is 46679552. Web-cast participants should go to the website 15 minutes early to register, download, and install any necessary audio software.  A re-broadcast of the conference call will be available on this website approximately two hours after the call.

Financial Supplement

The Hanover's first quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at www.hanover.com.

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheet
	March 31	December 31
($ in millions)	2018	2017
Assets
Total investments	$9,021.9	$9,041.7
Cash and cash equivalents	258.0	376.4
Premiums and accounts receivable, net	1,683.4	1,567.6
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,881.3	3,057.0
Other assets	1,489.6	1,426.9
Total assets	$15,334.2	$15,469.6
Liabilities
Loss and loss adjustment expense reserves	$7,519.2	$7,745.0
Unearned premiums	2,867.3	2,763.6
Debt	787.0	786.9
Other liabilities	1,247.6	1,176.4
Total liabilities	12,421.1	12,471.9
Total shareholders’ equity	2,913.1	2,997.7
Total liabilities and shareholders’ equity	$15,334.2	$15,469.6

The Hanover Insurance Group, Inc.
Condensed Consolidated Income Statement	Three months ended
	March 31
($ in millions)	2018	2017
Revenues
Premiums earned	$1,263.6	$1,181.3
Net investment income	82.9	71.1
Net realized and unrealized investment gains (losses)
Net realized gains from sales and other	0.3	3.3
Net change in fair value of equity securities	(23.0)	-
Net other-than-temporary impairment losses on investments recognized in earnings	(0.7)	(1.4)
Total net realized and unrealized investment gains (losses)	(23.4)	1.9
Fees and other income	7.8	6.6
Total revenues	1,330.9	1,260.9
Losses and expenses
Losses and loss adjustment expenses	785.8	766.5
Amortization of deferred acquisition costs	288.0	266.4
Interest expense	12.4	12.0
Other operating expenses	164.1	157.0
Total losses and expenses	1,250.3	1,201.9
Income from continuing operations before income taxes	80.6	59.0
Income tax expense	12.8	13.8
Income from continuing operations	67.8	45.2
Discontinued operations	(0.1)	-
Net income	$67.7	$45.2

The following is a reconciliation from operating income to net income(8):

The Hanover Insurance Group, Inc.
	Three Months ended March 31
	2018		2017
($ In millions, except per share data)	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss)
Commercial Lines	$61.5		$37.4
Personal Lines	34.4		9.9
Chaucer	22.9		24.9
Other	(2.2)		(3.1)
Total	116.6		69.1
Interest expense	(12.4)		(12.0)
Operating income before income taxes	104.2	$2.42	57.1	$1.33
Income tax expense on operating income	(20.2)	(0.47)	(16.3)	(0.38)
Operating income after income taxes	84.0	1.95	40.8	0.95
Non-operating items:
Net realized gains from sales and other	0.3	0.01	3.3	0.07
Net change in fair value of equity securities	(23.0)	(0.53)	-	-
Net other-than-temporary impairment losses on investments recognized in earnings	(0.7)	(0.02)	(1.4)	(0.03)
Other	(0.2)	(0.01)	-	-
Income tax benefit on non-operating items	7.4	0.17	2.5	0.06
Income from continuing operations, net of taxes	67.8	1.57	45.2	1.05
Discontinued operations, net of taxes	(0.1)	-	-	-
Net income	$67.7	$1.57	$45.2	$1.05
Weighted average shares outstanding		43.1		42.9

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Use of the words "believes," "anticipates," "expects," “projections,” “potential,” “forecast”, “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to,” “committed to,” “looking ahead,” “ability to”, “will” and similar expressions is intended to identify forward-looking statements.  The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance.  Actual results could differ materially.

In particular, “forward-looking statements“ include statements in this press release or in such conference call regarding our ability to deliver on “Hanover 2021” goals and objectives, specifically growing profitably within our distribution plant,  increasing specialized capabilities, focus on innovation, and financial management to further distinguish The Hanover as a premier Property and Casualty company; exploration of strategic alternatives for Chaucer, including possible sale or retention of the entity, and possible use of proceeds from a sale; ability to generate strong growth, attractive margins, and return on equity; strength of balance sheet and capital base; ability to grow in lines with adequate pricing and target profitability; risk selection; the level of conservatism and strength of reserves and the balance sheet, likelihood reserves will run off favorably rather than unfavorably; expectation for Chaucer reserve development to contribute to earnings; ability to sustain current trends in Personal and Commercial Lines; ability to generate Commercial Lines and overall growth; ability to deliver above target profit margins; ability to produce stable loss ratios in Commercial Lines; pricing compared to long-term loss trends; volatility in commercial property lines; Specialty top and bottom line growth opportunities; workers’ compensation loss trends; future trends of commercial multi-peril liability claims; frequency and severity trends in personal and commercial auto; commercial auto performance including price and underwriting execution; middle market portfolio profit improvement execution; ability to drive innovation and deliver industry solutions to target underpenetrated customer segments; success of digital tools and data analytics to improve customer experience; ability to increase rates in certain states, continue the growth trajectory and balance growth and profitability in Personal Lines;  success of our Personal Lines Prestige offering and TAP rollout; ability to manage the cyclical nature and volatility of Chaucer’s business, risk complexity, and challenging market conditions; ability to yield improved pricing and terms in conditions of Lloyd’s business; global market stabilization; ability to generate a long-term mid-ninety combined ratio at Chaucer; ability for Chaucer to thrive and grow profitably; results of expense management actions; implications and benefit of U.S. tax reform, including effective tax rate, insurance demand, use of capital, ability to generate shareholder returns and ability of shareholders to receive benefits of expected tax savings; net investment income in 2018; capital management and allocation rigor; ability to deliver superior value to shareholders; share repurchases; increased income from expected “higher yielding assets;” and volatility in unrealized gains; and ability to achieve components or the sum of the full year 2018 guidance, including combined ratio and catastrophe ratio, are all forward-looking statements. In addition, the company has not yet determined the best strategic alternative for Chaucer. There are no assurances that The Hanover will enter into a transaction, and if it elects to do so, whether a sale will be consummated, the value or use of any consideration that would be received, or any potential benefits that could be realized.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current and prior accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products such as commercial liability, or, with respect to Chaucer, reported premium and the impact of currency fluctuations; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current competitive financial, economic and political environment and lower federal income taxes on rates, investment income, foreign exchange rates which affect Chaucer’s business and reported results, the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company, as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment, including uncertainties around Brexit; (vii) the inherent uncertainties of predicting future loss and pricing trends; and (viii) the difficulties and risk of seeking and completing a transaction for Chaucer. Investors are further cautioned to consider the risks and uncertainties in the company’s business that may affect future performance (which includes re-estimations of current or past performance) and that are discussed in the company's annual report, Form 10-K and other documents filed by The Hanover Insurance Group, Inc. (“The Hanover”) with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under "Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts and reinsurance recoverables); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope or award “bad faith” or other non-contractual damages; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of future acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition and consolidation in the industry and among agents and brokers; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions affecting Chaucer or the Society and Corporation of Lloyd’s (including the impact of Brexit); financial ratings actions; operational and technology risks and technological innovations, including the risk of cyber-security breaches; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, reductions in market values as the result of increases in interest rates, and the inability to collect from reinsurers and the performance of the discontinued voluntary pools business.

Non-GAAP financial measures

As discussed on page 45 of the Company’s Annual Report for the year ended December 31, 2017, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss and LAE ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses), fair value changes on equity securities, gains and losses from the repurchases of the company’s debt, other non-operating items, and results from discontinued operations and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock.  The definition of other financial measures and terms can be found in the 2017 Annual Report on pages 80-83.

Net realized investment gains and losses, which in 2018 also includes changes in the fair value of equity securities still held as a result of the implementation of a new accounting standard, are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, the cumulative effect of accounting changes and certain other items such as employee termination costs incurred in connection with the company’s expense initiative. Operating income is the sum of the segment income from:  Commercial Lines, Personal Lines, Chaucer and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before both interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses (catastrophe losses as discussed here and in all other measures include catastrophe loss development).  A catastrophe is a severe loss, resulting from natural and manmade events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, severe winter weather, fire, explosions, and terrorism. Each catastrophe has unique characteristics.  Catastrophes are not predictable as to timing or loss amount in advance.  The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years.  The company believes that a discussion of loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current accident year results and the accuracy of prior-year estimates. Calendar year loss and LAE ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development.  Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP.  A reconciliation of operating income to income from continuing operations and net income for the ended March 31, 2018 and 2017 is set forth in the table on page 8 of this document and in the Financial Supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development.  The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized gains and losses, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses on fixed maturities, divided by the number of common shares outstanding.

ABOUT THE HANOVER

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions in a dynamic world. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd's of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com

1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four operating segments: Commercial Lines, Personal Lines, Chaucer, and Other.  The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families.  The Chaucer reporting segment represents The Hanover's international business written through Lloyd’s of London in several major insurance and reinsurance classes, including marine and aviation, casualty, energy, property, and treaty. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of voluntary pools business in which we have not actively participated since 1995.

Endnotes

(1)

Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of the three business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 8 of this press release.  See the disclosure on the use of this and other non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2)

Combined ratio, excluding catastrophes, is a non-GAAP measure, which is equal to the combined ratio, excluding catastrophe losses. This measure and measures excluding prior-year reserve development (“current accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of combined ratio, excluding catastrophes:

	Three months ended
	March 31, 2018
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Total

Total combined ratio	97.2%	95.8%	96.7%	97.2%	96.9%
Less: catastrophe ratio	6.0%	6.7%	6.3%	2.6%	5.6%
Combined ratio, excluding catastrophe losses	91.2%	89.1%	90.4%	94.6%	91.3%

	Three months ended
	March 31, 2017
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Total

Total combined ratio	100.2%	101.6%	100.9%	93.5%	99.5%
Less: catastrophe ratio	6.2%	10.6%	7.9%	3.5%	7.1%
Combined ratio, excluding catastrophe losses	94.0%	91.0%	93.0%	90.0%	92.4%

(3)

Current accident year combined ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year reserve development and catastrophe losses. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of current accident year combined ratio, excluding catastrophes:

Three months ended
March 31, 2018
	Commercial Lines	Personal Lines	Chaucer	Total
Total combined ratio	97.2%	95.8%	97.2%	96.9%
Less:
Prior-year reserve development ratio	(0.3)%	0.4%	(3.9)%	(0.7)%
Catastrophe ratio	6.0%	6.7%	2.6%	5.6%
Current accident year combined ratio, excluding catastrophe losses	91.5%	88.7%	98.5%	92.0%

March 31, 2017
Total combined ratio	100.2%	101.6%	93.5%	99.5%
Less:
Prior-year reserve development ratio	-	-	(1.1)%	(0.2)%
Catastrophe ratio	6.2%	10.6%	3.5%	7.1%
Current accident year combined ratio, excluding catastrophe losses	94.0%	91.0%	91.1%	92.6%

(4)

Operating Return on Average Equity (“Operating ROE”) is a non-GAAP measure. Operating ROE is calculated by dividing annualized operating income after tax for the applicable period (as defined on end note (1)), by average shareholder’s equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax, for the stated period. Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is also a non-GAAP financial measure. Total shareholder’s equity, is the most directly comparable GAAP measure, and is reconciled in the table below. For the calculation of Operating Return on Equity (“operating ROE”), the average of beginning and ending shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is used for the period as shown in the table below:

	Period Ended*
($ In millions)	December 31	March 31
	2017	2018
Total shareholders’ equity	$2,997.7	$2,913.1
Less: net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	205.4	0.3
Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$2,792.3	$2,912.8
Average shareholders’ equity		$2,955.4
Average shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax		$2,852.6

*Prior to 2018, unrealized appreciation (depreciation) also included changes in the fair value of equity securities.  Effective January 1, 2018, as a result of the implementation of a new accounting standard, these changes in fair value are included in net income as a component of net realized and unrealized investment gains and losses.

Three Months Ended
March 31, 2018
($ In millions, except percentages)
Annualized net income ($67.7 multiplied by 4)	$270.8
Average shareholders’ equity	$2,955.4
Return on equity (GAAP)	9.2%

Three Months Ended
March 31, 2018
($ In millions, except percentages)
Annualized operating income(1) ($84.0 multiplied by 4)	$336.0
Average shareholders’ equity, excluding net unrealized appreciation (depreciation) on investments, net of tax	$2,852.6
Operating return on equity (non-GAAP)	11.8%

(5)

Current accident year loss and LAE ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the loss and LAE ratio (“loss ratio”), excluding prior-year reserve development and catastrophe losses. The loss ratio (which includes loss and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is reconciliation of the GAAP loss ratio to the current accident year loss ratio, excluding catastrophe losses:

Three months ended
March 31, 2018
	Commercial Lines	Personal Lines	Chaucer	Total
Total loss and LAE ratio	61.9%	67.9%	52.0%	62.2%
Less:
Prior-year reserve development ratio	(0.3)%	0.4%	(3.9)%	(0.7)%
Catastrophe ratio	6.0%	6.7%	2.6%	5.6%
Current accident year loss and LAE ratio, excluding catastrophes	56.2%	60.8%	53.3%	57.3%

March 31, 2017
Total loss and LAE ratio	63.8%	72.8%	53.4%	64.8%
Less:
Prior-year reserve development ratio	-	-	(1.1)%	(0.2)%
Catastrophe ratio	6.2%	10.6%	3.5%	7.1%
Current accident year combined ratio, excluding catastrophe losses	57.6%	62.2%	51.0%	57.9%

(6)

Core Commercial business provides commercial property and casualty coverages to small and mid-sized businesses in the U.S., generally with annual premiums per policy up to $250,000, primarily through the commercial multiple peril, commercial auto and workers’ compensation lines of business, as reported on pages 7 and 8 of the First Quarter 2018 Financial Supplement.

	Three months ended			Three months ended
	March 31, 2017			March 31, 2018
($ in millions)	Core Commercial	Other Commercial	Total	Core Commercial	Other Commercial	Total
Net premiums written	$375.2	$250.1	$625.3	$398.7	$273.2	$671.9
Net premiums earned	$348.0	$240.3	$588.3	$368.5	$260.5	$629.0
(7)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.
(8)

The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis.